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                                                                      EX-99.B11


                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 11 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 6, 1998, relating to the financial statements and financial highlights appearing in the November 30, 1997 Annual Report to Shareholders of Vanguard New Jersey Tax-Free Fund, which are incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information.

PRICE WATERHOUSE LLP



Philadelphia, PA
March 13, 1998